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                                                                   EXHIBIT 10.23


                          MANAGEMENT SERVICES AGREEMENT


                  MANAGEMENT SERVICES AGREEMENT dated as of March 17, 1998 (this "Agreement") between U.S. Franchise Systems, Inc., a Delaware corporation ("USFS"), and Constellation Development Fund LLC, a Delaware limited liability company (the "Fund").

                   The Fund desires for USFS to provide certain ongoing management and advisory services to the Fund, and USFS is willing to provide such services subject to the terms and conditions contained herein. Capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in the Fund's Operating Agreement made and entered into as of the date hereof by and among the members of the Fund (the "Operating Agreement").

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         Section 1. Identification of Projects. USFS shall have the responsibility of identifying Projects described in Section 2.3(a) of the Operating Agreement and locating an independent third-party developer for each Project who will oversee the construction or renovation of the Project. In connection with each proposed Project, USFS shall prepare and submit to the Board a written investment analysis (the "Investment Memorandum") for such Project which contains all of the following information:

                  (a) A detailed statement of estimated sources and uses of funds for the Project, including the terms of debt and equity securities to be issued by the Project LLC.

                  (b) Written certification of USFS, with supporting biographical information and project histories which support such certification, that the Independent Developer (i) is or was affiliated with a Person with whom USFS had successful business experience, or (ii) is otherwise known to USFS or its management as a reputable developer.

                  (c) Factors which establish that the subject property is located in a market which presents an opportunity for growing demand for hotel rooms and/or relatively limited hotel room supply, including a feasibility study for the Project issued by an independent third party consultant selected by USFS which indicates (i) that the Project is expected to provide an Internal Rate of Return of at least twenty-five percent (25%) or more on the Fund's total investment (i.e., debt and equity) based on an eleven percent (11%) capitalization rate and assuming a sale of the Project no sooner than twenty-four (24) months from the time that a certificate of occupancy is granted for the Project, and (ii) the Project is expected to provide a minimum annual return on cost of thirteen and one-half percent (13.5%) for the second year of operation.

                  (e) An environmental report for the Project issued by an independent environmental consultant, which shall be satisfactory to USFS.

                  (f) A copy of a contractor's bid specifying the construction costs for the Project on a fixed-price contract.



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Within four (4) business days after its receipt of such Investment Memorandum, the Board shall provide written notice to USFS of any information (i) required to be included in the Investment Memorandum but which was omitted therefrom, or
(ii) which does not comply with the requirements set forth herein. Promptly upon receipt of such notice, USFS shall amend the Investment Memorandum to cure such deficiencies and shall obtain the written acknowledgment of the Board of USFS's cure of such deficiencies. If such notice is not provided to USFS within four
(4) business days after receipt by the Board of the Investment Memorandum, then the Investment Memorandum shall be deemed approved.

         Section 2. Approval of Projects. The Manager appointed by Newco shall have the right, acting reasonably and in good faith, to approve Microtel Projects meeting the requirements of Sections 2.7 and 2.8 of the Operating Agreement. Upon approval of any Project by the Fund pursuant to Section 2.9 of the Operating Agreement, USFS shall issue to the Independent Developer, on behalf of the Fund, a commitment letter evidencing the Fund's commitment to provide equity and debt funding to the Project on the terms described in the Investment Memorandum and, upon request by USFS, the Fund shall make a capital call to the Members pursuant to Article III of the Operating Agreement to fund the Fund's investment in such Project.

         Section 3. Financial Reports. USFS shall cause to be prepared (i) as of the end of each Fiscal Year of the Fund, (ii) as of the date of dissolution of the Fund, and (iii) as of such additional dates as the Managers may direct, in accordance with generally accepted accounting principles consistently applied, appropriate financial statements showing the assets, liabilities, capital, profits, expenses, losses, and recovered and unrecovered capital expenditures of the Fund and a statement showing all amounts credited and debited to each Member's Capital Account and of each Member's distributive share, for federal income tax purposes, of income, gains, deductions, losses, and credits (or items thereof) arising out of Fund operations, as required by law, and a further statement reconciling any difference between the Member's respective Capital Accounts as shown in such financial statements and their Capital Accounts as determined in accordance with the provisions of this Agreement. A copy of each such report shall be delivered to each Member within 90 days after each such applicable date.

         Section 4. Other Reports. USFS shall cause to be prepared and distributed to the Members the following reports:

                    (a) Weekly. On each Tuesday before 12 noon EST, an update of significant events from the prior week;

                    (b) Monthly. Within the earlier of (i) 30 days following the end of the each month or (ii) 15 days after receiving the information necessary to prepare such reports, a:

                          -      Revenue and expense report.

                          - Cash flow and sources and uses report and cash requirements update

                          -      Project update reports.

                          - Permit, insurance, and entitlement status report.

                          -      Debt financing status report.


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                 (c) Quarterly. Within 30 days following the end of each
quarter, including the end of the fourth quarter, unaudited financial statements consisting of a balance sheet, income statement (comparing actual to budget with variance explanations and revised cash requirements projections), and cash flow sources and uses.

                 (d) Annually. Within 90 days after the end of each Fiscal Year, financial statements consisting of a balance sheet income statement and cash flow statement, all audited by the Fund Accountant.

                 (e) Other. Such other financial statements, budgets, plans and schedules as are from time to time reasonably requested by any Member.

         In addition, USFS shall use reasonable, commercial efforts promptly to advise and inform the Members of any transaction, notice, event or proposal of which it becomes aware which it believes does or is likely to affect significantly, either adversely or favorably, the Fund.

         Section 5. Covenant of USFS. USFS hereby covenants that it will use its best efforts to cause David T. Hamamoto of NorthStar to be elected to USFS's board of directors after the execution of this Agreement.

         Section 6. USFS Compensation. In calendar years 1998 and 1999 the Fund shall pay USFS a management services fee equal to 2% of the total Commitments. Based on Commitments of $50,000,000, the management services fee will equal One Million Dollars ($1,000,000) in 1998 and 1999. In calendar years 2000, 2001 and 2002, the Fund shall pay USFS a management services fee equal to one percent (1%) of the total Commitments. Based on Commitments of $50,000,000, the management services fee will equal Five Hundred Thousand Dollars ($500,000) in calendar years 2000, 2001 and 2002. Thereafter the Fund shall pay USFS a management services fee equal to twenty five basis points (0.25%) of the total value of the Fund's equity investment in any Project LLC in which the Fund is a Member (assuming that the fair market value of a Project equals the cost of the Project). The management services fees shall be paid to USFS in arrears in equal quarterly amounts on March 20, June 20, September 20, and December 20 of each year. At the end of each such calendar year, USFS agrees that if its management services fee for such year as set forth above is greater than the amount of the fee if the fee was based on the amount of funds committed by the Fund to Projects rather than the amount of total Commitments, such excess fees shall reduce the amount of distributions that Newco is entitled to receive under
Section 5.1(b) of the Operating Agreement by the amount of such excess.

         Section 7. Key Man Life Insurance. The Fund shall have the right to require Michael Leven and Neal Aronson to apply for key man life insurance up to the amount of $10 million and $5 million, respectively, with the premiums therefor to be paid by the Fund and USFS shall cause each to take all actions reasonably requested by an insurer in providing such policies.

         Section 8. Right of First Refusal. USFS hereby grants to NorthStar and Adler a right of first refusal to provide or raise funds in connection with the Business or the funding of any other entity created by USFS which is similar to the Business of the Fund ("Additional Investments"). USFS shall give written notice to NorthStar and Adler of the proposed Additional Investments together with a term sheet setting forth in reasonable detail the terms of such Additional Investments (the "Offer Notice"). NorthStar and Adler shall have 45 days from the date of receipt of the Offer Notice to accept or decline the Additional Investments. If accepted, the parties shall use reasonable efforts to consummate the


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Additional Investments. If NorthStar and Adler reject the Offer Notice, USFS may seek Additional Investments from a third party on terms no less favorable to USFS as those in the Offer Notice, provided that such transaction closes within the earlier of (i) 45 days after the rejection of the Offer Notice or (ii) the lapse of time to respond to the Offer Notice.

         Section 9.   Indemnification.

                  (a) General. The Fund, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of the Property) shall indemnify and save harmless, USFS and any officers, employees, managers, members, stockholders or directors (each, an "Indemnitee") relating to any losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, in which such Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of any act performed or omitted to be performed by such Indemnitee in connection with this Agreement, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

                  (b) Environmental. The Fund, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of the Property) shall indemnify and hold harmless, to the maximum extent permitted by law, each Indemnitee from and against any and all liabilities, sums paid in settlement of claims (if such settlement is consented to by the Fund), obligations, charges, actions (formal or informal), claims (including, without limitation, claims for personal injury under any theory or for real or personal property damage), liens, taxes, administrative proceedings, losses, damages (including, without limitation, punitive damages), penalties, fines, court costs, administrative service fees, response and remediation costs, stabilization costs, encapsulation costs, treatment, storage or disposal costs, groundwater monitoring or environmental study, sampling or monitoring costs, other causes of action, and any other costs and reasonable expenses (including, without limitation, reasonable attorneys, experts, and consultants' fees and disbursements and investigating, laboratory, and data review fees) imposed upon or incurred by USFS (whether or not indemnified against by any other party) arising from and after the date of this Agreement directly or indirectly out of:

                    - the past, present, or future treatment, storage, disposal, generation, use, transport, movement, presence, release, threatened release, spill, installation, sale, emission, injection, leaching, dumping, escaping, or seeping of any hazardous substances or material containing or alleged to contain hazardous substances at or from any past, present, or future properties or assets of the Fund; and/or

                    - the violation or alleged violation by the Fund or any third party of any Environmental Laws with regard to the past, present, or future ownership, operation, use, or occupying of any property or asset of the Fund.

                  (c) Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Section 9 shall, from time to time, be advanced by the Fund prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified as authorized in this Section 9. The indemnification provided by this Section 9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, consent of the Fund, as a matter of law or equity, or otherwise, shall continue as to


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an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. Subject to the foregoing sentence, the provisions of this Section 9 are for the benefit of the Indemnities and shall not be deemed to create any rights for the benefit of any other persons.

             (d) The debts, obligations, and liabilities of the Fund, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Fund, and no officer of USFS shall be obligated personally for any such debt, obligation, or liability by reason of his or her acting as a manager under this Agreement.

             (e) USFS does not, in any way, guarantee the return of the Member's Capital Contributions or a profit for the Members from the operations of the Fund. USFS shall not be responsible to any Members because of a loss of their investment in the Fund or a loss in the operations of the Fund, unless the loss shall have been the result of the USFS' actual fraud, gross negligence, willful misconduct, breach of fiduciary duty, or breach of this Agreement. Except as expressly provided under this Agreement, USFS shall incur no liability to the Fund or to any of the Members as a result of engaging in any other business or venture.

         Section 10. Confidentiality. All disclosures of trade secrets, know-how, financial information, or other confidential information made by the Fund to USFS or made by any Member of the Fund under or in connection with this Agreement, shall be received and maintained in confidence by the recipient during the term hereof and for three (3) years after dissolution of the Fund and USFS shall treat all such trade secrets, know-how, financial information or other confidential information as confidential except:

             (a) as to the persons directly responsible for the performance of the obligations of this Agreement and for the effective operation of the Fund;

             (b) as to the professional advisers of the USFS and the Fund;

             (c) as to such disclosures to customers of the Fund as are necessary for the effective carrying on of business by the Fund;

             (d) as to such information as is required by law to be disclosed by USFS; and

             (e) as to such information as is or may fall within the public domain otherwise than in violation of the provisions of this Section 10.

         Section 11. Duty of Care. Each Member will take such steps as lie within its power to assure that all managers, officers and employees of USFS, to whom confidential information is disclosed, take all proper precautions to prevent the unauthorized disclosure and use of the confidential information referenced in Section 11.

         Section 12. Reimbursement. The Fund will pay, on a quarterly basis, all reasonable out-of-pocket expenses incurred by USFS in connection with the performance of its duties under this Agreement, excluding salaries and other annual overhead expenses.

         Section 13. Default Notice and Cure Period. The Fund shall give reasonably prompt written notice to USFS of any default or breach hereof by USFS specifying in reasonable detail such default or



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breach. USFS shall have 10 days from the receipt of such notice to cure such default or breach prior to the Fund declaring a default or breach hereof and pursuing any remedies it may have. If such default or breach is not susceptible of cure within such 10 day period but is susceptible to cure, such 10 day period shall be extended until such default or breach is cured so long as USFS commences cure efforts within such 10 day period and continues to diligently pursue such cure efforts thereafter.

         Section 14. Notices. All notices and other communications required or permitted to be given or made under this Agreement shall be given or made in writing. Such notices shall be delivered by hand delivery, by telecopy, or similar electronic means, by nationally recognized overnight courier, fees prepaid, addressed as follows:
    If to the Fund:   c/o NorthStar Capital Partners, LLC
                               527 Madison Avenue, 17th Floor
                               New York, NY 10022
                               Attn:  Adam Anhang
                               Fax: (212) 319-4557

    with copies to:   NorthStar Capital Partners, LLC
                               527 Madison Avenue, 17th Floor
                               New York, NY 10022
                               Attn:  Adam Anhang
                               Fax: (212) 319-4557

                               Lubert-Adler Funds
                               101 West Main Street
                               Moorestown, NJ  08057
                               Attn: Dean Adler
                               Fax:

                               Klehr, Harrison, Harvey, Branzburg & Ellers LLP 1401 Walnut Street
                               Philadelphia, Pennsylvania 19102-3163
                               Attn: Leonard M. Klehr
                               Fax: (215) 568-6603

                               Brownstein Hyatt Farber & Strickland, P.C.
                               410 Seventeenth Street, 22nd Floor
                               Denver, Colorado 80202-4437
                               Attn: Norman Brownstein
                               Fax: (303) 623-1956

    If to USFS:                U. S. Franchise Systems, Inc.
                               13 Corporate Square, Suite 250
                               Atlanta, GA  30329
                               Attn: Neal Aronson
                               Fax: (404) 235-7448


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    with a copy to:   Smith, Gambrell & Russell, LLP
                               1230 Peachtree Street, NE
                               Suite 3100, Promenade II
                               Atlanta, Georgia 30309-3592
                               Attn: Robert I. Paller
                               Fax: (404) 815-3509

             Any party may change its address for the purpose of this section by notice to the other given in the manner set forth above. Any such notice shall be deemed given, when delivered if hand delivery, the business day sent if telecopies, or the business day following deliver to a nationally recognized overnight courier, if sent by courier.

             Section 15. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware in a like manner as an agreement made and wholly to be performed in the State of Delaware.

             Section 16. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

             Section 17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

             Section 18. Termination. Unless earlier terminated in writing by the Fund and USFS, this Agreement shall terminate upon the dissolution of the Fund in accordance with the Operating Agreement.

             Section 19. Amendment. This Agreement may only be amended in writing signed by the Fund and USFS.

                                    * * * * *



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             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                      U.S. FRANCHISE SYSTEMS, INC.



                                      By:      /s/ Neal Aronson
                                            --------------------------------
                                      Name: Neal Aronson
                                            Title: Executive Vice President



                                      CONSTELLATION DEVELOPMENT FUND LLC


                                      By:      /s/ David T. Hamamoto
                                            --------------------------------
                                               David T. Hamamoto, Manager


                                      By:      /s/ Neal Aronson
                                            --------------------------------
                                               Neal Aronson, Manager


                                      By:      /s/ Dean Adler
                                            --------------------------------
                                               Dean Adler, Manager



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